Tax Free Bond

Shareholder meeting (unaudited)

On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 32,782,546 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                    FOR                   AUTHORITY
James F. Carlin                     32,233,589            548,957
Richard P. Chapman, Jr.             32,188,984            593,562
William H. Cunningham               32,205,929            576,617
Ronald R. Dion                      32,238,864            543,682
Charles L. Ladner                   32,178,662            603,884
Dr. John A. Moore                   32,231,292            551,254
Patti McGill Peterson               32,214,842            567,704
Steven R. Pruchansky                32,231,665            550,881
James A. Shepherdson*               32,237,914            544,632

* Mr. James A. Shepherdson resigned effective July 15, 2005.